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                                                             Exhibit 99.1

PRESS RELEASE                               For More Information Contact:

                                            Derek Cole
                                            Director of Investor Relations
FOR IMMEDIATE RELEASE                       Phone:  720.565.4050
                                            INVESTOR_RELATIONS@GENOMICA.COM


               GENOMICA CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN


BOULDER, CO, October 4, 2001 -- Genomica Corporation (NASDAQ: GNOM), a developer of innovative software products that facilitate drug discovery and development, today announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of October 24, 2001 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Genomica stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Genomica. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire ten years from the record date. The rights will be exercisable only if a person or group acquires 20 percent or more of Genomica's Common Stock or announces a tender offer for 20 percent or more of the Common Stock. If a person acquires 20 percent or more of Genomica's Common Stock, all rights holders except the buyer will be entitled to acquire Genomica's Common Stock at a discount. The effect will be to discourage acquisitions of more than 20 percent of Genomica's Common Stock without negotiations with the Board.

The rights will trade with Genomica's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Genomica's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

ABOUT GENOMICA CORPORATION
         Genomica Corporation develops and markets innovative software products and services that enable pharmaceutical and biotechnology researchers to accelerate the drug discovery and development process. Genomica's customers include leading genomics-based research organizations such as AstraZeneca, GlaxoSmithKline, Aventis, and the National Cancer Institute. Genomica also has strategic alliances with Applied Biosystems and Celera Genomics. For additional information on Genomica, please visit its Website, at www.genomica.com.
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